# Ford Takes In Record 50,000 F-Series Retail Vehicle Orders in March; Ford Electrified Vehicle Sales Post Record; Ford Pro Continues Strong Momentum; Ford Bronco Family Achieves Record March Sales; Lincoln SUV Demand Strengthens

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## MARCH 2022 SALES

| | Total Vehicle | Truck | SUV | Electrified |
|---|---|---|---|---|
| **Total U.S. Sales** | **159,328** | **74,420** | **81,280** | **13,772** |
| Total Sales vs. Mar. 2021 | -25.6% | -34.4% | -9.4% | 16.9% |
| Retail Sales vs. Mar. 2021 | -30.1% | -39.0% | -16.2% | 9.4% |

## HIGHLIGHTS

- **March improvements in production and inventory begin to lift sales.** Ford's retail sales up 23.2 percent over February. Overall SUVs were up 39.2 percent, while truck and van sales were up 12.5 percent.
- **Ford retail orders further expand over a year ago – achieving another new record.** Ford dealers took in 88,000 orders in March – up 66,000 over a year-ago.
- **F-Series took in a new record 50,000 retail orders in March – up 38,000 over last year, while trucks turn at record rates on dealer lots.** F-Series in-transit inventory expanded 127 percent over February and 66.1 percent over a year-ago. Ford's overall in-transit stock levels increased 73.5 percent compared to February, positioning Ford for spring sales growth.
- **Ford's overall truck sales grew 12.5 percent compared to February while the new Maverick posted its best one-month sales performance since introduction.** Maverick sales increased 115 percent from February, while turning on dealer lots in just 4 days.
- **Ford's newest vehicles, Bronco, Bronco Sport, Mustang Mach-E and Maverick, together are conquesting from competitive vehicles at a rate of 62 percent in March.**
- **Ford achieved record electrified vehicle sales year-to-date, expanding 37.9 percent.** Ford's electrified vehicle conquest rate is growing and climbed to 51 percent – up 6 percentage points over last year.
- **On improved inventory flow, Ford brand SUVs sales rebounded increasing 39.2 percent over February.** On record level turn rates, Bronco sales increased 70.7 percent over February, while Explorer was up 76.8 percent and Bronco Sport was up 22.3 percent.
- **Lincoln SUV sales expanded over February's results.** Lincoln in-transit stock increased 16.6 percent to 3,495 vehicles at the end of February, setting Lincoln SUV sales up for a 26.4 percent gain in March.

*About Ford Motor Company*

Ford Motor Company (NYSE: F) is a global company based in Dearborn, Michigan, that is committed to helping build a better world, where every person is free to move and pursue their dreams. The company's Ford+ plan for growth and value creation combines existing strengths, new capabilities and always-on relationships with customers to enrich experiences for and deepen the loyalty of those customers. Ford designs, manufactures, markets and services a full line of connected, increasingly electrified passenger and commercial vehicles: Ford trucks, utility vehicles, vans and cars, and Lincoln luxury vehicles. The company is pursuing leadership positions in electrification, connected vehicle services and mobility solutions, including self-driving technology, and provides financial services through Ford Motor Credit Company. Ford employs about 183,000 people worldwide. More information about the company, its products and Ford Motor Credit Company is available at corporate.ford.com.

*U.S. sales volume reflects transactions with (i) retail and fleet customers (as reported by dealers), (ii) government and (iii) Ford management. Average transaction pricing based on J.D. Power and Associates PIN data.

*"While the global semiconductor chip shortage continues to create challenges, we saw improvement in March sales, as in-transit inventory improved 74 percent over February. F-Series had a record 50,000 new retail orders in March, while a record 41 percent of our overall retail sales came from previously placed retail orders. Our newest products continue to turn at a record pace, as Bronco, Bronco Sport, Mustang Mach-E and Maverick had their best combined sales performance yet, with 33,398 vehicles sold. Ford is ready to deliver and positioned well for spring sales growth."* ***– Andrew Frick, vice president, Sales, Distribution & Trucks***

## MUST-HAVE PRODUCTS



Ford Pro

Ford Pro sales increased 37.5 percent in March, compared to February – led by the world's best-selling van the Ford Transit. Transit sales were up 70.0 percent over February, while Ford Pro sales of F-Series were up 8.9 percent. E-Transit, Ford's fully electric van, recorded sales of 528 vehicles in March as production continues to grow.



Ford Trucks

Year-to-date through March, Ford F-Series leads the way in truck sales, outselling No. 2 Ram by over 45,000 trucks. Overall, Ford pickup sales totaled 140,701 through March. Ford Maverick has sold 19,245 pickups so far this year, while turning on dealer lots in just 4 days. Maverick is one of the hottest new products on the market, with 46.7 percent of customers in March choosing the hybrid model, which achieves 42/33 mpg. city/hwy.



Ford SUVs

Ford brand SUV sales were up 39.2 percent in March over February on improved inventory. The Bronco family of vehicles had their best monthly sales performance since launch, with sales of 22,340 SUVs. Customers are opting more than ever for 4X4/ AWD-equipped Ford brand SUVs. Year-to-date, Ford saw record levels of 4X4/AWD-equipped Ford SUVs approaching 80 percent of retail sales. This is boosting average transaction pricing by approximately $5,000 per SUV, compared to last year.



Ford Performance

Mustang Mach-E sales jumped 18.1 percent in March from February, with total sales of the Mustang family – Mach-E and Mustang – totaling 5,978. Mustang Mach-E is seeing strong customer demand for AWD, with about 72 percent of Mustang Mach-E retail sales sold with AWD systems. High-performance Mach-E GT represented 27 percent of Mach-E sales in March.



Lincoln SUVs

Demand for Lincoln SUVs continued through March, with sales up 26.4 percent relative to February. In addition, Lincoln had a record additional 3,600 new retail orders placed for the month. With increasing in-transit inventories, Lincoln is well positioned to further expand sales during the spring season.